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                                                                  EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS



          We consent to the incorporation by reference in the registration statements of International Remote Imaging Systems, Inc. on Forms S-8 (File Nos. 2-77496 and 33-10631) and on Form S-3 (File No. 333-02001) of our report dated March 20, 1996 (except as to Note 1 which date is April 24, 1996) on our audits of the consolidated balance sheets of International Remote Imaging Systems, Inc. as of December 31, 1995 and 1994, and the related combined and consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993, which report is included in this Current Report on Form 8-K/A.



                                            /s/  Coopers & Lybrand L.L.P.

                                                 COOPERS & LYBRAND L.L.P.


Los Angeles, California
October 9, 1996